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EX-99.1

eSoft Authorizes Common Stock Repurchase Program

    BROOMFIELD, Colo., Sept. 4 /PRNewswire/—eSoft Inc. (Nasdaq: ESFT—news), today announced that its Board of Directors has authorized the Company, from time to time at market prices and as market and business conditions warrant, to repurchase up to $2 million dollars of the Company's common stock for cash in the open market, negotiated or block transactions. The Company has approximately 16 million shares of common stock outstanding.

    A portion of the repurchased shares may be used for the Company's employee benefit plans, and the balance will be available for other general corporate purposes. No time limit was set for the completion of the program.

    Jeff Finn, eSoft's president and CEO, noted that the Board of Directors decided to pursue this course of action after a review of the Company's financial position and business prospects, "Given the success we have been experiencing with our latest agreements and programs, this action reflects the confidence we have in reaching our near-term profitability goal."

    About eSoft Inc.

    eSoft is pioneering the delivery of business and IT-related applications through its secure Internet appliances. The company's product line provides security features that include firewall and VPN, Internet and Web hosting services and business-enhancing software upgrades. eSoft's products are sold internationally through a network of value added resellers, Internet service providers and value added distributors. The company is headquartered in Broomfield, Colorado and trades on the NASDAQ exchange under the ticker symbol ESFT. Contact eSoft at 295 Interlocken Blvd., #500, Broomfield, Colo., 80021; 303-444-1600 phone; 303-444-1640 fax; www.esoft.com.

    SoftPak Director, SoftPaks and InstaGate EX are trademarks of eSoft. All other brand and product names may be trademarks of the respective companies with which they are associated.

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements often can be identified by the use of terms such as "may," "will," "expect," "believe," "project," "estimate" or words of similar meaning. Readers should not place undue reliance on these forward-looking statements, and eSoft will not necessarily update these statements to reflect subsequent developments. In addition, these forward-looking statements are subject to risks, uncertainties and important factors that may cause actual results to differ materially from those anticipated. These factors include adverse economic conditions, entry of new and stronger competitors inadequate capital, unexpected costs, failure to gain product approval in foreign countries, failure to capitalize upon access to new markets, the possibility that a competitor will develop a more comprehensive or less expensive solution and delays in the market awareness of eSoft and its products. Readers should review these factors and others, which are discussed in reports that eSoft files with the Securities and Exchange Commission.

    For further information, please contact Nina Piccinini of eSoft Inc., +1-303-444-1600, ext. 3255, or mobile, +1-303-883-6397, ninap@esoft.com.

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  EX-99.1